Exhibit 3.26
                            ARTICLES OF INCORPORATION
                                       OF
                             QUEST PHARMACIES, INC.


                  1. Name. The name of the corporation is Quest Pharmacies, Inc.

                  2. Purpose. The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

                  3. Initial Business. The corporation initially intends to conduct the business of real estate ownership and of providing pharmaceutical and pharmacy services.

                  4. Authorized Capital. The corporation shall have authority to issue 10,000 shares of common stock, par value $0.01 per share.

                  5. Statutory Agent. The name and address of the initial statutory agent of the corporation is Lawdock, Inc., One East Camelback Road, Suite 400, Phoenix, Arizona 85012.

                  6. Initial Directors and Officers. The initial board of directors shall consist of four directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

                                 Jerry M. Walker
                                 9342 N. Fanfol Road
                                 Paradise Valley, Arizona 85253

                                 Phillip R. Rollins
                                 12835 E. Gail
                                 Scottsdale, Arizona  85259

                                 Paul J. Contris
                                 5800 W. Kesler Street
                                 Chandler, Arizona 86226

                                 L. Robert Oberfield
                                 9140 E. Hillery Drive
                                 Scottsdale, Arizona 85260

                  The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws. The persons who are to serve as officers at the pleasure of the board of directors are:

                           L. Robert Oberfield     President
                           Jerry M. Walker         Chairman
                           Paul J. Contris         Vice President and Treasurer
                           Phillip R. Rollins      Vice President and Secretary

                  7. Incorporators. The incorporators of the corporation, and their addresses are:

                           Phillip R. Rollins
                           12835 E. Gail
                           Scottsdale, Arizona  85259

                           L. Robert Oberfield
                           9140 E. Hillary Drive
                           Scottsdale, Arizona  85260

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

                  8. Distributions from Capital Surplus. The board of directors of the corporation may, from time to time, distribute on a pro rata basis to its shareholders out of the capital surplus of the corporation a portion of its assets, in cash or property.

                  9. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the unlawful payment of a dividend or other distribution on the Corporation's capital stock or the unlawful purchase of its capital stock, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for a violation of Section 10-041 of the Arizona General Corporation Law. If the Arizona General Corporation Law is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Arizona General Corporation Law, as so amended.

                  Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. No amendment to the Arizona Revised Statutes that further limits the acts, omissions or transactions for which elimination or limitation of liability is permitted shall affect the liability of a director for any act, omission or transaction which occurs prior to the effective date of such amendment.

                  10. Repurchase of Shares. The board of directors of the Corporation may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.



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                  EXECUTED as of the 15th day of May, 1995.


                                   /s/ Phillip R. Rollins
                                   ---------------------------------
                                   Phillip R. Rollins, Incorporator



                                   /s/ L. Robert Oberfield
                                   ---------------------------------
                                   L. Robert Oberfield, Incorporator




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
                            ACCEPTANCE OF APPOINTMENT
                               BY STATUTORY AGENT


                  Pursuant to the provisions of Section 10-055, Arizona Revised Statutes, the undersigned hereby acknowledges and accepts the appointment as statutory agent of Quest Pharmacies, Inc., effective as of the 30th day of May, 1995.


                                  LAWDOCK, INC.



                                  By /s/ Dianne L. Lash
                                     ----------------------------
                                     Its: Assistant Secretary
                                          One East Camelback Road
                                          Suite 400
                                          Phoenix, Arizona 85012



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


                             SHAREHOLDERS AGREEMENT


         This Shareholders Agreement (this "Agreement") is entered into by QUEST PHARMACIES, INC., an Arizona corporation (the "Corporation"), SUNQUEST HEALTHCARE CORPORATION, a Delaware corporation ("SunQuest"), and L. ROBERT OBERFIELD ("Oberfield"), with an effective date as of May 15, 1995. (SunQuest and Oberfield are sometimes referred to herein severally as a "Shareholder" and collectively as "Shareholders").

                                    RECITALS

         A. SunQuest and Oberfield are the owners of the following number of shares of the Corporation, which in total constitute all of the issued and outstanding shares of the Corporation:

                    Name                Number Of Shares
                    ----                ----------------
                  SunQuest                    7500
                  Oberfield                   2500

         B. The parties wish to provide for certain rights by and between themselves with respect to the transfer and issuance of shares in the Corporation, all in the manner set forth herein.


                                   AGREEMENTS


         The Corporation and the Shareholders agree as follows:


         1. Demand Sale/Purchase of Oberfield Shares.

                  a. Nature of Right and Timing. On the first Trading Day (as defined below) of May 1998 and on the first Trading Day of each May thereafter (each a "Trigger Date"), Oberfield will have the right, in his sole discretion, to require that SunQuest purchase all or part of Oberfield's shares in the Corporation, and SunQuest will have the right, in its sole discretion, to require that Oberfield sell all or part of Oberfield's shares in the Corporation to SunQuest. Any transaction resulting from Oberfield's exercise of his put rights or SunQuest's exercise of its call rights as set forth herein is referred to herein as a "Demand Transaction." The mutual rights of SunQuest and/or Oberfield to compel Demand Transactions will remain in force for so long as the Corporation remains in existence, and will be exercisable by either or both of them upon 90 days written notice prior to a Trigger Date from the party seeking to exercise its right to the other party. For purposes of this Agreement, "Trading Day" shall mean (i) if SunQuest is a publicly held company, any day that the stock exchange listing SunQuest's stock is open to the public for transacting business, or (ii) if SunQuest is not a publicly held company, any day that all or substantially all of the nationally recognized United States' stock exchanges are open to the public for transacting business. Although a Demand Transaction may have a Closing Date (as defined below) falling after the applicable Trigger Date, the price shall be established and fixed as of the Trigger Date, in the manner set forth below.

                  b. Price. In a Demand Transaction, the price of the shares will be determined using one of the two following valuation techniques, depending on the circumstances on the applicable Trigger Date:

                           (i) If SunQuest is a publicly held company on or
before the applicable Trigger Date, the valuation shall be (A) 100% of the price/earnings ratio of SunQuest's publicly traded stock (calculated as of the applicable Trigger Date) multiplied by (B) an annualized estimate of the after-tax net income of the Corporation (calculated by multiplying the financial information for the three month operating period from February through April immediately preceding the applicable Trigger Date by 4 to convert the earnings to an annualized estimate) multiplied by (C) Oberfield's percentage share of the total outstanding capital stock of the Corporation that is being transferred.

                           (ii) If SunQuest is not a publicly held company on or
before the applicable Trigger Date, the valuation methodology shall be the same as that described in paragraph 1(b)(i), except that the price/earnings ratio will be 75% of the average price/earnings ratio for the 10 largest publicly traded nursing home companies, as determined by annual gross revenues from the most recently available year-end financial statements for such companies, in the same business as SunQuest ("Long Term Care Companies") as of the applicable Trigger Date.

                  c. Payment Terms. If a Demand Transaction results from Oberfield's exercise of his put rights, the purchase price shall be paid as follows: (i) in all cash on the Closing Date if both SunQuest and Oberfield consent to a cash payment, or (ii) 25% cash payment on the Closing Date and the remaining 75% of the purchase price in fully amortized, equal monthly installments over a period of 24 to 36 months, with the exact length of the period selected by Oberfield, with interest at 10% per annum. The monthly installment payments will commence on the 15th day of the month immediately following the Closing Date. If a Demand Transaction results from SunQuest's exercise of its call rights, Oberfield shall have the right to require SunQuest to pay the calculated purchase price in all cash on the Closing Date or on the following terms: 100% of the purchase price in fully amortized, equal monthly installments over a period not to exceed 36 months, with interest at 10% per annum. For purposes of this Agreement, the "Closing Date" shall mean that

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
date upon which the transfer is actually consummated, which shall be no later than 15 days following the date upon which the financial statements of the Corporation for the months of February through April immediately preceding the applicable Trigger Date are published.

                  d. Purchase with SunQuest Shares. Notwithstanding paragraph 1(c) above, upon any Demand Transaction, Oberfield, in his sole discretion, may require that SunQuest purchase Oberfield's shares in the Corporation with shares of SunQuest's own capital stock. If Oberfield elects this option, the number of shares of SunQuest capital stock necessary to complete the purchase shall be determined by comparative valuations of the Corporation and SunQuest. The market valuation per share of SunQuest shall be (i) its listed selling price on the applicable exchange on the applicable Trigger Date, if SunQuest is publicly traded as of the applicable Trigger Date, or (ii) if SunQuest is not publicly traded as of the applicable Trigger Date, the value arrived at by multiplying 75% of the average price/earnings ratio for Long Term Care Companies by SunQuest's consolidated after-tax net income as annualized based upon the 6 month period ending on the April 30th immediately preceding the applicable Trigger Date, and then by dividing the resulting market valuation of SunQuest by the total outstanding common shares of SunQuest as of the Trigger Date. The market valuation of the Corporation shall be determined based on the methods set forth in paragraphs 1(b)(i) and (ii) above. The number of shares of common stock of SunQuest to be paid to Oberfield to effect the transaction shall be determined by dividing the total market valuation of the Corporation by the per share value of SunQuest stock, as determined above, and then multiplying the result by Oberfield's fractional share of stock of the Corporation.

         2. Issuance and Sale of Stock; Preemptive Rights.

                  Except for stock splits and similar types of issuances that do not require payment of additional consideration by the Shareholders and do not dilute each Shareholder's Applicable Percentage (as defined below), the Corporation shall not issue or sell any additional stock without the consent of Oberfield, which consent shall not be unreasonably withheld. If such consent is obtained, the issuance and sale of stock by the Corporation shall be governed by the remainder of this Section 2. In the event of any issuance and sale by the Corporation of new common stock, the Shareholders shall have the right and option to purchase a sufficient number of shares of such new common stock to restore their percentage of outstanding shares to 25% for Oberfield and 75% for SunQuest (respectively for each, the "Applicable Percentage"). The Applicable Percentage shall be adjusted downward to give effect to any exercise of employees' stock options (if any) and for sales and purchases of stock by the Shareholders. The number of shares the Shareholders shall be entitled to purchase pursuant to the

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
preemptive rights granted herein shall be the number of shares necessary to preserve the Applicable Percentage. The Company shall provide written notice of all sales of stock to the Shareholders within 10 days of such sale, setting forth the number of shares of stock sold and the proposed sales price per share. If the preemptive rights apply, the Shareholder shall have 30 days from receipt of notice within which to exercise the preemptive rights. The purchase price for any shares purchased pursuant to the preemptive rights shall be the same as the proposed sales price to a third party and shall be paid in cash 30 days after the notice of exercise of the preemptive rights. The preemptive rights granted herein shall expire upon the earliest occurrence of: (a) an initial public offering of the common stock of the Corporation; or (b) the exercise by either party of its rights pursuant to paragraph 1 above with respect to all of the Oberfield shares.

         3. Right of First Refusal. No Shareholder shall have the right to transfer, pledge, sell of otherwise dispose of any of the shares of the Corporation or any certificate representing such shares, by inheritance, operation of law or otherwise, until the shares proposed to be transferred are first offered for sale to the other Shareholder to this Agreement for the same price and upon the same terms as a bona fide third party offer to purchase such shares, or if the proposed transfer is not pursuant to a third party offer, for a price calculated in accordance with paragraphs 1(b)(i) and (ii). Any transfer in violation of this provision shall be void. Such offer to the other party shall be in writing, signed by the shareholder and sent by certified mail to the other party and to the secretary of the Corporation. An offer to purchase from a third party shall be considered as a bona fide offer only when a formal agreement has been signed, an escrow has been opened with an independent escrow company and not less than 10% of the purchase price has been placed in escrow and is to be held for the entire amount of time allotted for the non-selling Shareholder to exercise its rights hereunder. The offer shall remain open for acceptance for 60 days from the date of mailing such offer. Subject to Section
6.6 of the Corporation's By-Laws, which shall apply and shall control if the Corporation has other shareholders aside from SunQuest and Oberfield, the non-selling Shareholder may accept the offer by advising the selling Shareholder and the secretary of the Corporation by certified mail of such acceptances. The non-selling Shareholder shall thereafter close substantially in accordance with the terms of the offer.

         4. Right of Purchase on Certain Events. Each Shareholder agrees that upon the occurrence of any event set forth in the following sentence, the affected Shareholder shall immediately submit to the Corporation and the other Shareholder a written offer to sell all the Shares then owned by the affected Shareholder, under the payment terms and conditions stated below in this paragraph 4. The following events shall require an offer: (a) the filing of a petition in bankruptcy by or against a Shareholder and the failure to quash or remove the petition within 90 days after the filing; (b) the death, dissolution or liquidation of a Shareholder; and (c) the entry of a final decree of divorce of a Shareholder unless on or prior thereto the Shareholder has acquired all of his divorced spouse's interest in the Shares owned by the Shareholder and/or the divorced spouse. The purchase price for any shares purchased by the other Shareholder pursuant to such an event shall be calculated in the manner set forth in paragraphs 1(b)(i) and (ii) as of the date upon which the event occurs. If Oberfield is the selling Shareholder under this paragraph, Oberfield shall not be entitled to require payment in shares of SunQuest stock, as referenced in paragraph 1(d) above.

         5. Additional Signatories. Without limiting the restrictions contained herein, the Shareholders hereby agree that, in their capacities as Shareholders and as officers and directors of the Corporation, they will cause any person who becomes a shareholder of the Corporation, as a condition precedent to becoming a shareholder, to become a signatory to this Agreement simultaneously with the acquisition of any shares of the Corporation. In such event, all references to any Shareholder herein shall also apply to the new shareholder, as the context requires.

         6. Indemnification. If a Shareholder sells all of his or its shares to the Corporation or the other Shareholder pursuant to this Agreement, the remaining Shareholder shall indemnify and hold harmless the selling Shareholder against and in respect to any action, liability, damage or expense, including reasonable attorneys' fees and court costs, relating to any matters arising from the activities of the Corporation, except if such actions, liability, damages or expenses were caused by the wrongful actions of the selling Shareholder.

         7. Legend On Share Certificates.

                  The Shareholders agree, immediately upon execution of this Agreement, to cause the secretary of the Corporation to stamp on the certificates in a prominent manner the following legend:

                  The transfer, sale, exchange, assignment, hypothecation, encumbrance or alienation of the shares represented by this certificate is restricted by a Shareholder Agreement among the shareholders of this corporation dated May 15, 1995. A copy of the Shareholder Agreement will be mailed without charge to the shareholder within 5 days after receipt of a written request therefor. All the terms and provisions of the Shareholder Agreement are hereby incorporated by reference and made a part of this certificate.

         8. Agreement Available For Inspection.

                  An original copy of this Agreement duly executed by the Corporation and by the Shareholders shall be delivered to the secretary of the Corporation and maintained at the principal executive office of the Corporation available for inspection by any person requesting to see it.

         9. Termination Of Agreement.

                  This Agreement shall terminate upon the written agreement of the Corporation and each of the Shareholders to that effect.

         10. Amendment Or Alteration.

                  This Agreement may only be altered or amended by a written agreement signed by all of the parties.

         11. Notices.

                  Any and all notices or other communications required or permitted by this Agreement or by law to be served on, given to or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given or delivered when personally delivered to the party or to an officer of the party, or in lieu of such personal delivery, when deposited in the United States mail, registered or certified mail, return receipt requested, addressed to either the Corporation or a Shareholder at the Corporation's principal executive office.

         12. Binding Effect.

                  This Agreement shall inure to the benefit of and shall be binding on the parties hereto and on each of their heirs, executors, administrators, successors and assignees. This paragraph, however, shall not permit shares in the Corporation to be transferred in a manner otherwise prohibited under this Agreement.

         13. Severability.

                  Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

         14. Governing Law.

                  This Agreement shall be construed and governed by the laws of the State Of Arizona.

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
         15. Sole and Separate Property. Oberfield represents and warrants that his shares are and will continue to be his sole and separate property at all times while this Agreement is in effect.

         16. Entire Agreement.

                  This Agreement constitutes the entire agreement of the parties hereto with respect to the matters discussed herein and correctly sets forth the rights, duties and obligations of each to the others in relation thereto. Any prior agreements, promises, negotiations or representations concerning the matters discussed herein, which are not expressly set forth herein, are of no force or effect.

                  DATED as of the date first above written.

                                       SUNQUEST HEALTHCARE CORPORATION



                                       By /s/ Jerry M. Walker
                                         --------------------------------------
                                       Its President
                                          -------------------------------------

                                                  SHAREHOLDER


                                       /s/ L. Robert Oberfield
                                       ----------------------------------------
                                       L. ROBERT OBERFIELD

                                                   SHAREHOLDER


                                       QUEST PHARMACIES, INC.



                                       By /s/ Jerry M. Walker
                                         --------------------------------------
                                       Its Chairman
                                       ----------------------------------------
                                                   CORPORATION

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